Exhibit 99

Farmers & Merchants Bancorp Announces an
 Increase in the Mid-Year Cash Dividend

The Board of Directors of Farmers & Merchants Bancorp (FMCB) declared a mid-year cash dividend of $6.55 per share, an increase over the $6.40 per share declared in May of 2015. The cash dividend will be paid on July 1, 2016, to shareholders of record on June 10, 2016. Kent Steinwert, Chairman, President and CEO noted, “The Board is pleased with the Company’s record full year 2015 and first quarter 2016 financial results and unanimously approved the cash dividend. This year marks the 81st consecutive year that Farmers & Merchants Bancorp has paid cash dividends and the 51st consecutive year we have increased dividends.  As a result of having increased dividends for over 50 consecutive years, we are a member of a select group of only 17 publically traded companies referred to as “Dividend Kings.”

For the quarter ending March 31, 2016, Farmers & Merchants Bancorp reported net income of $7.2 million, a 12.0% increase over the first quarter of 2015.  Earnings per share of common stock for the quarter were $9.06, up 11.2% from the same period in 2015.    Return on average assets was 1.11%, and return on average equity was 11.11%.  Total assets at quarter-end were $2.6 billion, up 7.4% from the first quarter of 2015.  The Company’s credit quality remained strong with non-performing loans and leases as of March 31, 2016, totaling only 0.11% of total loans and leases.  In addition, the Company’s allowance for credit losses was $44.1 million, or 2.21% of total loans and leases.  The Company’s tier 1 leverage capital ratio was 10.43% at March 31, 2016, and the total capital ratio was 12.67%, resulting in the highest possible regulatory classification of “well capitalized.”

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 24 convenient locations. The Bank recently expanded into the Bay Area with new full service branches in Walnut Creek and Concord.  The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA evaluation, and the Bank has received BauerFinancial’s highest, five-star rating for 24 consecutive years, longer than any other commercial bank in the State of California. The Bank offers a full complement of loan, deposit, equipment leasing, and treasury management products to businesses, as well as a full suite of consumer banking products.  For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com.

Forward-Looking Statement

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, ongoing drought conditions in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.